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CONTACT:
Elkan R. Gamzu                                      Marcia A. Kean
President and CEO                                   Exec. Vice President
Cambridge NeuroScience, Inc.                        Feinstein Kean Partners Inc.
(617) 225-0600 ext. 116                             (617) 577-8110


FOR IMMEDIATE RELEASE
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       CAMBRIDGE NEUROSCIENCE TEMPORARILY SUSPENDS ACCRUAL IN STROKE TRIAL

           -- ENROLLMENT IN TRAUMATIC BRAIN INJURY TRIAL CONTINUES --

CAMBRIDGE, MASSACHUSETTS, JUNE 24, 1997 -- Cambridge NeuroScience, Inc. (Nasdaq:
CNSI) and its partner Boehringer Ingelheim today informed investigators and international regulatory authorities of a temporary suspension in the accrual of new patients into their Phase III trial of CERESTAT(1) in stroke patients. The suspension follows a planned interim analysis of the data on 368 patients in the trial, during which concerns were raised over the benefit to risk ratio of drug treatment. The companies now plan to collect further information and conduct an expanded benefit to risk analysis on all of the approximately 600 patients enrolled to date in order to assess clinical improvement and safety. Enrollment in the Phase III trial of CERESTAT in traumatic brain injury is continuing as planned.

The international stroke trial, initiated in July 1996, was designed to examine the efficacy of CERESTAT. The interim analysis was based on the first 300 patients, randomized to three groups (receiving placebo or one of two doses of the drug) who had completed 7-day post-treatment follow-up. The subsequent analysis will include more than 600 patients with assessments at 90 days post-treatment. Data collection will continue for three months, and following verification will be analyzed for efficacy and safety. The independent Data Safety and Monitoring Board for the trial will review the analysis and make a recommendation regarding the continuation of the trial. The study will remain blinded and access to the data restricted in order to preserve the integrity of the trial.

"While we are disappointed by this temporary suspension of enrollment in the stroke trial, we are committed to fully assessing the effects of CERESTAT both in the larger patient population and with an in-depth evaluation of potential therapeutic benefit," said Elkan R. Gamzu, Ph.D., President and Chief Executive Officer of Cambridge NeuroScience, Inc.

Cambridge NeuroScience, Inc. is a leading neuroscience company engaged in the discovery and development of proprietary pharmaceuticals focusing on nerve cell survival. The Company is developing a number of products to treat stroke, traumatic brain injury and chronic neurodegenerative disorders such as multiple sclerosis, peripheral neuropathies and other degenerative diseases.

Boehringer Ingelheim, with headquarters in Ingelheim, Germany, is an international R&D-oriented pharmaceutical company with total worldwide sales of more than 7.0 billion Deutschemarks ($4.4 billion U.S.). Boehringer Ingelheim spent 1.1 billion Deutschemarks ($750 million U.S.) last year on R&D, focusing on innovative products for the treatment of acute chronic conditions associated with respiratory, cardiovascular, CNS and gastrointestinal disorders. The headquarters for the U.S. operations, Boehringer Corporation, is located in Ridgefield, Connecticut.

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This press release contains forward-looking statements based on the current expectations of management. There are certain important factors that could cause results to differ from those anticipated by the statements made above, including, but not limited to, the continued funding of the Company's development program from Boehringer Ingelheim under the Boehringer Ingelheim collaborative agreement, the rate of enrollment of patients in the Company's current and future clinical trials, the results of clinical trials, and the acceptance by regulatory authorities of the Company's clinical trial outcomes as a basis for marketing approval.

(1) CERESTAT is a registered trademark of Boehringer Ingelheim International
GmbH.

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